Exhibit 4.15

Shanghai Zunyi Business Consulting Ltd.

and

Shanghai Baozun E-commerce Limited

Exclusive Technical Service Agreement

April 1, 2014

Exclusive Technical Service Agreement

This Exclusive Technical Service Agreement (hereinafter referred to as the “Agreement”) is entered into on April 1, 2014 by and between:

1.	Shanghai Zunyi Business Consulting Ltd. (hereinafter referred to as “Party A”)

Registered address:Room 212, No. 7, No. 8 and No. 11, Lane 1188, Wanrong Road, Shanghai

Legal representative:Vincent Wenbin Qiu

2.	Shanghai Baozun E-commerce Limited (hereinafter referred to as “Party B”)

Registered Address:Room 108, No. 1, No. 2 and No. 3, Lane 1188, Wanrong Road, Zhabei District, Shanghai

Legal Representative:Vincent Wenbin Qiu

(In the Agreement, Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.)

Preface

Whereas, Party A is a limited liability incorporated and validly company existing in Shanghai, China, mainly engaged in marketing planning, technical development in the field of computer science and technology, e-commerce and other businesses;

Whereas, Party B is a foreign-funded enterprise incorporated and validly existing in Shanghai, China, mainly engaged in technical services and technical consultation, business information consultation and other businesses in the field of computer;

Whereas, Party A requires Party B to provide technical services related to Party A’s business (as defined below), and Party B agrees to provide such services to Party A.

Through friendly negotiation, both parties agree as follows:

Article 1Definitions

1.1	In the Agreement, the following words shall have the following meanings, unless otherwise stated in the Agreement or as the context requires:
“Party A’s Business”

means the business activities currently operated and developed by Party A, and at any time during the term of the Agreement, including but not limited to the marketing planning, technical development in the field of computer science and technology, e-commerce and other services that Party A is responsible for operating.

“Service”	refers to the exclusive services provided by Party B to Party A within its business scope in connection with Party A’s Business, including but are not limited to those listed in Appendix I.

“Annual Business

Plan”	means the annual business plan and budget report for the next calendar year, prepared by Party A with the assistance of Party B before November 30 of each year pursuant to the Agreement.
“Service Fee”	means all fees payable by Party A to Party B for the Services provided by Party B pursuant to Article 3 hereof.
“Equipment”	refers to any and all equipment owned by Party B or purchased from time to time for the purpose of providing services.

“Business-related

technology”	refers to any and all software and technologies developed by Party A on the basis of the services provided by Party B under the Agreement and related to Party A’s Business.

“Confidential

Information”	has the meaning assigned to it in Clause 6.2 hereof.

“Defaulting

Party”	has the meaning given to it in Clause 11.1.
“Default”	has the meaning given to it in Clause 11.1.
“Party’s Rights”	has the meaning given to it in Clause 13.5.

1.2References in the Agreement to any laws and regulations (hereinafter referred to as “Laws”) shall be deemed to:

(1)	Including any amendment, variation, addition or re-enactment thereto, whether such amendment, variation, addition or re-enactment takes effect before or after the date of the Agreement; and
(2)	Including other decisions, notices and regulations made in accordance with or in force by virtue of their provisions.
1.3	Unless the context otherwise requires, references in the Agreement to articles,

clauses, paragraphs, sub-articles and paragraphs shall mean the corresponding provisions of the Agreement.

Article 2Services

2.1

During the term of the Agreement, Party A shall exclusively appoint Party B to provide the Services, and Party B shall diligently provide Services to Party A according to Party A’s business needs. Both parties understand that the services actually provided by Party B are limited to its approved business scope; If Party A requires Party B to provide Services beyond such approved business scope, Party B shall apply to expand its business scope to the maximum extent permitted by law and provide relevant services upon obtaining such approval.

2.2

Party B shall provide all kinds of equipment and personnel reasonably required for providing Services, and shall purchase additional equipment and increase personnel according to Party A’s Annual Business Plan and Party A’s reasonable requirements, so as to meet Party B’s obligation for providing excellent services for Party A in accordance with the Agreement.

2.3	For the purpose of providing the Services according to the Agreement, Party B shall communicate and exchange various information related to Party A’s business with Party A.
2.4

Notwithstanding any other provision of the Agreement, Party B shall have the right to appoint any third party to provide any or all of the Services hereunder or to perform any of Party B’s obligations hereunder on behalf of Party B. Party A hereby agrees that Party B has the right to transfer its rights and obligations under the Agreement to any third party.

Article 3Service Fee

3.1With respect to the services provided by Party B under the Agreement, Party A shall pay the service fee to Party B as follows:

3.1.1

For the services provided by Party B to Party A during each calendar year within the term of the Agreement, Party A shall pay a fixed service fee equivalent to 95% of Party A’s net income in that year. subject to the provisions of Chinese laws; For this purpose, “Net Income” refers to the amount of Party A’s total income after deducting the necessary costs, expenses (except for the service fee hereunder) and taxes (except for the enterprise income tax) required for Party A’s business operation, and after deducting the amount (if necessary) required to cover the losses of previous years; And

3.1.2	Party A shall pay the service fee for specific technical services provided by Party B from time to time as required by Party A according to Party B’s quotation.
3.2

Party A shall pay the service fee determined in accordance with Article 3.1 to the bank account designated by Party B in a lump sum within three months after the end of each calendar year. If Party B changes its bank account, it shall send a written notice to Party A seven (7) working days in advance. All bank charges arising from the payment shall be borne by Party A.

3.3

Both parties agree that, in principle, the payment of the above service fee shall not cause operational difficulties to either party in the current year. For the above purposes and to the extent necessary to achieve such principle, Party B may agree that Party A delays the payment of the service fee. In addition, Party B may adjust the collection proportion and/or specific amount of the service fee payable by Party A to Party B under Article 3.1 based on the service provided by Party B as required by Party A in the previous year and the actual operation of Party A in the previous year; Party A shall not refuse without reasonable reasons.

Article 4Party A’s Obligations

4.1

Party B’s services under the Agreement shall be exclusive. During the term of the Agreement, Party A shall not sign any agreement with any other third party or accept other services provided by such third party which are the same or similar to Party B’s services in any other form without Party B’s prior written consent.

4.2

Party A shall provide Party B with its confirmed annual business plan of Party A for the next year before November 30 of each year, so that Party B can arrange the corresponding service plan and add the required software, equipment, personnel and technical service force. If Party A temporarily needs Party B to add equipment or personnel, it shall consult with Party B at least fifteen (15) days in advance to reach an agreement between both parties.

4.3	In order to facilitate Party B’s provision of the Services, Party A shall provide Party B with the relevant data required by Party B in a timely manner.
4.4	Party A shall pay the service fee to Party B in full and on time in accordance with Article 3 hereof.
4.5	Party A shall maintain its good reputation, actively expand its business and strive for the maximization of profits.
4.6

During the term of the Agreement, Party A agrees to cooperate with Party B and Party B’s parent company (including direct or indirect) to conduct audit of connected transactions and other types of audits, provide Party B, its parent company or the auditor entrusted by it with relevant information and materials relating to Party A’s operation, business, customers, finance and employees, and agree that Party B’s parent company shall disclose such information and materials to meet the regulatory requirements of its securities listing place.

Article 5Intellectual Property Rights

5.1

The intellectual property rights of the original or obtained by Party B during the term of the Agreement, including the work results created in the course of providing the Services, shall belong to Party B.

5.2

As Party A’s business depends on the Services provided by Party B under the Agreement, Party A agrees to the following arrangements with respect to the business-related technologies developed by Party A on the basis of such Services:

(1)

If the business-related technologies are developed by Party A under the entrustment of Party B or developed by Party A in cooperation with Party B, the ownership and relevant patent application rights shall belong to Party B.

(2)

If the business-related technologies are independently developed by Party A, the ownership shall belong to Party A, provided that (A) Party A shall promptly inform Party B of the details of such business-related technologies and provide relevant materials reasonably required by Party B; (B) If Party A intends to permit the use or transfer of such business-related technologies, Party A shall, without violating the mandatory provisions of Chinese laws, give priority to the transfer to Party B or grant Party B an exclusive use license, and Party B may use such technologies within the scope of the transfer or license granted by Party A (provided that Party B has the right to decide whether to accept such transfer or license); Party A may transfer the ownership of such relevant technology to a third party or grant a third party a license only if Party B waives the priority to purchase the ownership of such technology or the exclusive right to use such technology without preference to the conditions (including but not limited to the transfer price or license fee) proposed by Party B to Party B, and shall ensure that such third party fully complies with and performs the obligations to be performed by Party A under the Agreement;(C) Except as stated in (B) above, during the term of the Agreement, Party B shall have the right to purchase of such business-related technologies; At that time, Party A shall agree to Party B’s purchase request without violating the mandatory provisions of Chinese laws, and the purchase price shall be the lowest price permitted by Chinese laws at that time.

5.3	If Party B is licensed to exclusively use the business-related technologies in accordance with paragraph (2) of Article 5.2 of the Agreement, such license shall be subject to the following provisions:
(1)	The term of the License shall not be less than five (5) years from the effective date of the relevant License Agreement;

(2)The scope of the licensed rights shall be defined to the maximum extent possible;

(3)	Within the term and scope of the license, no party other than Party B (including Party A) shall use or permit others to use such relevant technologies in any way;
(4)	Without prejudice to paragraph (3) of Article 5.3, Party A shall have the right to license such business-related technologies to other third parties at its discretion;
(5)

After the expiration of the term of the license, Party B shall have the right to request the renewal of the license agreement, and Party A shall consent thereto. In such case, the terms of the license agreement shall remain unchanged, except for changes approved by Party B.

5.4	Notwithstanding the provisions of paragraph (2) of Article 5.2 above, applications for patents in respect of any business-related technology described in that paragraph shall be made as follows:
(1)	If Party A intends to apply for a patent for any business-related technologies described in this paragraph, it shall obtain Party B’s prior written consent.
(2)

Party A may apply for a patent or transfer such application right to a third party only if Party B waives the right to purchase the patent application right of such business-related technologies. In the event that Party A transfers the aforesaid patent application right to a third party, Party A shall ensure that the third party will fully comply and perform the obligations to be performed by Party A under the Agreement; Meanwhile, the conditions for Party A to transfer the patent application right to a third party (including but not limited to the transfer price) shall not be more favorable than the conditions proposed by Party A to Party B according to paragraph (3) of Article 5.4.

(3)

During the term of the Agreement, Party B may at any time request Party A to file a patent application for such business-related technology, and decide at its sole discretion whether to purchase the application right of such patent application right thereof. Upon such request of Party B, Party A shall transfer such patent application right to Party B at the lowest price permitted by Chinese laws at that time, without violating the mandatory provisions of Chinese law; Once Party B acquires the patent application right, files a patent application and is granted the patent, Party B shall be the legal owner of such patent.

5.5

Each party guarantees to the other Party that it will compensate the other party for any and all economic losses caused to the other party due to any infringement of the other Party’s intellectual property rights (including copyright, trademark right, patent right and know-how).

Article 6Confidentiality Obligations

6.1

During the term of the Agreement, all customer information and other customer-related commercial information in connection with Party A’s business and services provided by Party B and other business information related to customers (hereinafter referred to as “Customer Information”) shall be jointly owned by both parties. Whether the Agreement has been terminated or not, both Parties shall keep strictly confidential all business secrets, proprietary information, Customer Information and other information of a confidential nature (hereinafter collectively referred to as “Confidential Information”) of other Parties obtained during the signing and performance of the Agreement. Except with the prior written consent of the disclosing Party, or as required by applicable laws or regulations, or to comply with the requirements of the listing venue of a Party’s affiliate, the receiving Party shall not disclose any Confidential Information to any third party, nor use or indirectly use any Confidential Information otherwise than for the purpose of performing the Agreement.

6.2	The following information shall not constitute Confidential Information:
(a)	Any information which is proved in writing to have been known to the receiving Party by lawful means prior to disclosure;
(b)	Information that enters the public domain through no fault of the receiving Party; or
(c)	The information legally obtained by the receiving Party from other channels after receiving the information.
6.3

The receiving Party may disclose the Confidential Information to its relevant employees, agents or engaged professionals, provided that the receiving Party shall ensure that such persons comply with the terms and conditions of the Agreement and shall be liable for any breach thereof by such persons.

6.4	Notwithstanding any other provision of the Agreement, the effectiveness of this Article shall not be affected by the termination of the Agreement.

Article 7Party A’s Represents and Warrants

Party A hereby represents and warrants to Party B as follows:

7.1

Party A is a limited liability company duly registered and validly existing under the laws of the People’s Republic of China, with independent legal personality; it has full and independent legal status and capacity to execute, deliver and perform the Agreement and may act independently as a party to a proceeding.

7.2

Party A has full power and authority to enter into and deliver the Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby, and it has full power and authority to consummate such transactions contemplated hereby. The Agreement has been duly and properly executed and delivered by it. The Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

7.3

Party A shall promptly inform Party B of any circumstance that has or may have material adverse effect on Party A’s business and operations, and shall try its best to prevent the occurrence of such circumstance and/or the expansion of losses.

7.4	Without the written consent of Party B, Party A will not dispose of any of its material assets in any form, nor change its existing equity structure.
7.5	Party A has obtained all necessary business license required for its operation as of the effective date of the Agreement, and has sufficient rights and qualifications to operate its business in China.
7.6

Upon the written request of Party B, Party A will use all accounts receivable and/or other assets legally owned and disposable by Party A at that time, in the manner permitted by the law at that time, as security for its payment obligations under Article 3 of the Agreement.

7.7

Party A shall indemnify and hold harmless Party B against all losses suffered or likely to be suffered by Party B in connection with the provision of the Services, including but not limited to any losses caused by any lawsuit, claim, arbitration, demand or administrative investigation or penalty by any governmental authority instituted against Party B; provided, however, that any losses arising from Party B’s willful misconduct or gross negligence shall be excluded from such indemnity.

7.8	Without Party B’s written consent, Party A shall not enter into any other agreement or arrangement which conflicts with the Agreement or may damage Party B’s rights and interests under the Agreement.

Article 8Party B’s represents and Warrants

Party B hereby represents and warrants to Party A as follows:

8.1	Party B is a limited liability company duly registered and validly existing under the PRC Laws and has the independent legal personality; it has full and independent legal status and capacity to execute, deliver and perform the Agreement and may act independently as a party to a proceeding.

8.2

Party B has full power and authority to execute and deliver the Agreement and all other documents to be executed by Party B in connection with the transactions contemplated hereby, and has full power and authority to consummate the transactions contemplated hereby. The Agreement has been duly and properly executed and delivered by it. The Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

Article 9Term of Agreement

9.1

The Agreement shall come into force as of the date when it is duly signed by both Parties. The Agreement shall be valid for a period of twenty (20) years unless expressly agreed herein or terminated by written notice from Party B. After the expiration of the Agreement, unless Party B notifies other Party A thirty (30) days in advance that the Agreement will not be renewed, the Agreement will be automatically renewed for one (1) year after the expiration of the validity period, and so on.

9.2

If Party A or Party B fails go complete the approval and registration procedures for extension of its operation period before its operation period expires, the Agreement shall terminate on the date when the operation period of Party A or Party B expires. Each party shall, within three months prior to the expiration of its respective business term, complete the approval and registration procedures for the extension of the business term so that the Agreement may remain in force.

9.3	After the termination of the Agreement, both Parties shall continue to perform their obligations under Article 6 of the Agreement.

Article 10Compensation

10.1

Party A shall compensate and hold harmless Party B against all losses suffered or likely to be suffered by Party B in connection with the provision of the Services, including but not limited to any losses caused by any lawsuit, demand, arbitration, claim filed by any third party against Party B, or administrative investigation and penalty of any government authorities. However, in the event that any loss is caused by Party B’s willful misconduct or gross negligence, such loss shall not be compensated.

Article 11Notice

11.1	Any notices, requests, demands and other communications required by or made under the Agreement shall be served in writing on the Parties.

11.2

If the above notice or other communication is sent by fax or telex, it shall be deemed to have been served upon transmission; if delivered personally, it shall be deemed to have been served upon delivery; if sent by post, service shall be deemed to have been effected five (5) days after posting.

Article 12Liabilities for Breach of Contract

12.1

Both Parties agree and confirm that if either party (hereinafter referred to as the “Defaulting Party”) materially breaches any agreement under the Agreement, or materially fails to perform or delays in performing any obligation under the Agreement, it shall constitute a breach of the Agreement (hereinafter referred to as the “Breach”), the non-defaulting Party shall have the right to require the Defaulting Party to make corrections or take remedial measures within a reasonable period. If the Defaulting Party fails to make corrections or take remedial measures within a reasonable period of time or within ten (10) days after the non-defaulting Party notifies the Defaulting Party in writing and requests correction, then, if the Defaulting Party is Party A, the non-defaulting Party shall have the right to (1) terminate the Agreement at its sole discretion and require the Defaulting Party to pay all damages; Or (2) require the Defaulting Party to perform its obligations under the Agreement and require the Defaulting Party to pay all damages; If the Defaulting Party is Party B, the non-defaulting party shall have the right to require the Defaulting Party to continue to perform its obligations under the Agreement and require the Defaulting Party to pay all damages.

12.2

Notwithstanding the provisions of Article 12.1 above, the Parties agree and acknowledge that Party A shall not request termination of the Agreement for any reason under any circumstances, unless otherwise mandated by law.

12.3	Notwithstanding any other provision of the Agreement, the validity of this Article 12 shall not be affected by the termination of the Agreement.

Article 13Force Majeure

13.1

If the performance of the Agreement is directly affected by an earthquake, typhoon, flood, fire, war, computer virus, design vulnerability of software tools, hacker attacks, changes in policies or laws, or other force majeure events which are unforeseeable or unavoidable, the Party affected by such force majeure event shall immediately notify the other Party by fax, and within thirty (30) days thereafter, provide the details of the force majeure event and supporting documents of the reasons for its failure to perform or delay in performance of the Agreement. Such supporting documents shall be issued by a notary office in the area where the force majeure event occurs. The Parties shall, depending on the extent to which the force majeure event affects the performance of the Agreement, agree whether the Agreement shall be partially waived or delayed. Both parties shall not be liable for any losses caused to either party by a force majeure event.

Article 14Miscellaneous

14.1	The Agreement shall be executed in Chinese in two (2) originals, one (1) for each party hereto.
14.2	The formation, effectiveness, interpretation and dispute resolution of the Agreement shall be governed by the laws of China.
14.3	Dispute Resolution
(1)

All disputes under the Agreement shall first be settled by both parties through friendly negotiation. If no settlement can be reached within thirty (30) days after the occurrence of the dispute, either Party shall have the right to submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in Shanghai by three arbitrators in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The initiating party and the responding party shall appoint one arbitrator respectively, and the third arbitrator shall be appointed by Shanghai International Economic and Trade Arbitration Commission. If the party initiating arbitration or the respondent party exceeds two persons (whether natural persons or legal persons), such persons shall jointly appoint one arbitrator by mutual agreement in writing.

(2)	The arbitral award shall be final and binding upon both Parties.
(3)	During the dispute resolution process, both Parties shall continue to perform all other provisions of the Agreement except for the matters in dispute.
(4)	After the arbitral award takes effect, either Party shall have the right to apply to the court with jurisdiction for enforcement of the arbitral award.
14.4

Any right, power and remedy conferred on the Parties by any provision of the Agreement shall not preclude any other right, power or remedy of such Party under the provisions of law and other provisions of the Agreement, and the exercise of such right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy of such Party.

14.5

No failure or delay by a Party in exercising any of its rights, powers and remedies under the Agreement or at law (the “Party’s Rights”) shall be deemed a waiver of any such rights, and no waiver of any single or partial right of such Party shall preclude such Party from exercising such rights in any other manner or from exercising any other right of such Party.

14.6	The headings of the Articles of the Agreement are for reference purposes only, and in no event shall they be used or affect the interpretation of the provisions of the Agreement.

14.7

Each provision of the Agreement is severable and independent of one another, and if at any time any one or more provisions of the Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of the Agreement shall not be affected thereby.

14.8

The Agreement, when executed, supersedes any other legal documents previously executed by the Parties with respect to the same subject matter. Any modification of or supplement to the Agreement must be made in writing. Except that Party B transfers its rights under the Agreement in accordance with Article 14.9, any modification or supplement of the Agreement shall come into force only after being properly signed by both Parties hereto.

14.9

Without the prior written consent of Party B, Party A shall not transfer any of its rights and/or obligations under the Agreement to any third party. Party A agrees that Party B has the right to unilaterally transfer any rights and/or obligations hereunder to any third party without the prior written consent of Party A, provided that such transfer shall be to Party A in writing.

14.10The Agreement shall be binding upon the lawful assigns or successors of the Parties.

14.11The Parties undertake that they will each legally declare and pay the taxes involved in the transactions under the Agreement.

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Signature Page to the “Exclusive Technical Service Agreement”

IN WITNESS WHEREOF this Exclusive Technical Service Agreement is executed by and between the Parties on the day and place first above written.

Party A:

Shanghai Zunyi Business Consulting Ltd.
(Seal)

Seal: /s/ Shanghai Zunyi Business Consulting Ltd.

Signed by:	/s/ Vincent Wenbin Qiu

Name:

Title:

Party B:

Shanghai Baozun E-commerce Limited
(Seal)

Seal: /s/ Shanghai Baozun E-commerce Limited

Signed by:	/s/ Vincent Wenbin Qiu

Name:

Title:

Appendix I:

Service List

Party B will provide Party A with the following technical services in accordance with the Agreement:

(1)

Permit Party A to use relevant software that Party B has legal rights and that is required for Party A’s business, and provide relevant technical application and implementation for Party A’s business operation, including but not limited to general system design scheme, system installation, commissioning and trial operation;

(2)

Be responsible for the research, development, maintenance and update of relevant technologies and application software required by Party A’s business, including the development, design, production of database software, user interface software and other relevant technologies used to store relevant business information and licensing them to Party A for use;

(3)

To provide advisory services for the procurement of relevant equipment, software and hardware systems required by Party A’s network operation, including but not limited to advising on the selection, installation and commissioning of various tool software, application software and technical platforms, as well as the selection, model and performance of various matched hardware facilities and equipment;

(4)

Be responsible for the daily management, maintenance, monitoring, commissioning, troubleshooting and update of Party A’s computer network equipment and other hardware equipment and database, including timely entering the user’s information into the database, or updating the database and updating the user interface regularly according to other business information provided by Party A from time to time, and providing other relevant technical services;

(5)

Provide Party A with advertising design schemes, software design, page making and other technical services in respect of Party A’s advertising business operation, and provide management consulting suggestions;

(6)

Provide technical training, technical support and assistance to relevant personnel of Party A, including but not limited to providing appropriate training to relevant personnel of Party A, including customer service, technical and other training; introduce the knowledge and experience of system and equipment installation and operation to relevant personnel of Party A, and assist Party A in solving problems occurring at any time during system and equipment installation and operation; provide Party A with consultation and suggestions on other online editing platforms and software application, and assist Party A in preparing and collecting various information contents;

(7)

Assist in the collection and analysis of technical data relating to the operation of the website, including errors and defects information, in order to improve the quality of technical services under the Agreement; and

(8)	Provide other related services provided from time to time upon Party A’s request.